Exhibit 99.1

Carter Glatt to be Chairman Nominee of Global Hydrogen Energy LLC’s Post-Closing Board

●	Global Hydrogen is a Pure Play Hydrogen and Carbon Recovery Project Developer and Industrial Gas Supplier

WEST PALM BEACH, Fla. & NEW YORK, May 19, 2023 (GLOBE NEWSWIRE) -- Global Hydrogen Energy LLC (“Global Hydrogen”), which seeks to be a leader in the sustainable energy transition as a next-generation industrial gas supplier, today announced that Carter Glatt, CEO and Director of Dune Acquisition Corporation (Nasdaq: DUNEU, DUNE, DUNEW) (“Dune”), will serve as Chairman Nominee of its post-closing Board. On May 15, 2023, Dune, a special purpose acquisition company, and Global Hydrogen announced that they have entered into a definitive agreement for a business combination, which would result in Global Hydrogen becoming a publicly listed company. The combined company will be called Global Gas Corporation upon the closing of the business combination and its common stock is expected to be listed on Nasdaq under the new ticker symbol “HGAS”.

“We are privileged to have Carter accept our nomination to serve as Chairman of the post-closing company He brings a track record of excellence in executing complex transactions and capital formation in the public markets. Coupled with his background in energy and energy transition, Carter’s history of scaling assets as a public company operating executive will deeply serve us as a resource at Global Hydrogen,” said William B. Nance, Founder and Chief Executive Officer of Global Hydrogen.

“Global Hydrogen is at the nexus of the decarbonization movement, with the push towards a zero emission transportation future serving as an impetus to spur a decades long tailwind in the growth of clean hydrogen infrastructure. By continuing to partner with William and his team at the Board level, I look forward to Global Hydrogen establishing itself as a pre-eminent resource for all customers supporting the clean economy,” said Mr. Glatt.

Mr. Glatt holds a B.A. with Honors from Dartmouth College and has served as Founder and CEO of Dune Acquisition Corporation since 2020. Prior to that, his other public company executive roles included serving as the Head of Corporate Development and Senior Vice President of GTY Technology Holdings Inc., or GTY (Nasdaq: GTYH), a SaaS company that offers a cloud-based suite of solutions for the public sector which was formerly a SPAC founded by the former chairmen of EMC Corporation, VMware, Inc. and Accenture PLC. In such role, Mr. Glatt oversaw or was directly involved in all M&A, joint venture, capital raising, investor relations and strategic alternatives efforts for GTY.

About Global Hydrogen

Headquartered in New York and founded in 2023, Global Hydrogen seeks to be a leader in the sustainable energy transition as a next-generation industrial gas supplier. Global Hydrogen is a 100% minority-owned business that targets both privately and publicly-funded hydrogen development and carbon recovery projects, including projects supported by local, county, state, and national-level governments. Global Hydrogen primarily targets renewable waste as feedstock to generate the industrial gases it sells, and seeks arrangements with owners of wastewater treatment plants, food waste processing facilities, agricultural farms, and landfills as well as producers and distributors of renewable natural gas. For additional information, visit globalhydrogen.co.

About Dune Acquisition Corporation

Dune Acquisition Corporation was founded by its Chief Executive Officer, Carter Glatt, to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Additional Information and Where to Find It

The proposed business combination with Global Energy (the “Business Combination”) will be submitted to Dune’s stockholders for their consideration. Dune intends to file a proxy statement (the “Proxy Statement”) that will be sent to all holders of Dune’s common stock in connection with the Business Combination. This press release does not contain all the information that should be considered concerning the proposed Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the Business Combination. Dune’s stockholders, Global Hydrogen’s unitholders and other interested persons are advised to read, when available, the preliminary Proxy Statement and the amendments thereto and the definitive Proxy Statement and other documents filed in connection with the proposed Business Combination, as these materials will contain important information about Global Hydrogen, Dune and the Business Combination. When available, the definitive Proxy Statement and other relevant materials for the proposed Business Combination will be mailed to stockholders of Dune as of a record date to be established for voting on the proposed Business Combination. Dune stockholders and Global Hydrogen unitholders will also be able to obtain copies of the preliminary Proxy Statement, the definitive Proxy Statement and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to Dune’s secretary at 700 S. Rosemary Avenue, Suite 204, West Palm Beach, FL 33401, (917) 742-1904.

Participants in Solicitation

Dune and its directors and executive officers may be deemed participants in the solicitation of proxies from Dune’s stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in Dune is contained in Dune’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on April 10, 2023 and is available free of charge at the SEC’s website at www.sec.gov. To the extent such holdings of Dune’s securities may have changed since that time, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such participants will be contained in the Proxy Statement for the proposed Business Combination when available. These documents can be obtained free of charge from the sources indicated above.

Global Hydrogen and its managers and executive officers may also be deemed to be participants in the solicitation of proxies from Dune’s stockholders with respect to the proposed Business Combination. A list of the names of such managers and executive officers and information regarding their interests in the proposed Business Combination will be included in the Proxy Statement for the proposed Business Combination when available.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” “will,” “shall,” “seek,” “result,” “become,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean a statement is not forward looking. Indications of, and guidance or outlook on, future earnings, dividends or financial position or performance are also forward-looking statements. These forward-looking statements include, but are not limited to: (1) references with respect to the anticipated benefits of the proposed Business Combination and anticipated closing timing; (2) the anticipated capitalization and enterprise value of the combined company following the consummation of the proposed Business Combination; (3) current and future potential commercial and customer relationships; and (4) anticipated demand for the combined company’s product and service offerings. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Dune’s and Global Hydrogen’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially, and potentially adversely, from those expressed or implied in the forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Most of these factors are outside Dune’s and Global Hydrogen’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (i) the occurrence of any event, change, or other circumstances that could give rise to the termination of the purchase agreement; (ii) the outcome of any legal proceedings that may be instituted against Dune and Global Hydrogen following the announcement of the purchase agreement and the transactions contemplated thereby; (iii) the inability of the parties to timely or successfully complete the proposed Business Combination, including due to failure to obtain approval of the stockholders of Dune, redemptions by Dune’s stockholders, certain regulatory approvals or the satisfaction of other conditions to closing in the purchase agreement; (iv) risks relating to the uncertainty of the projected financial information with respect to Global Hydrogen; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement or could otherwise cause the transaction to fail to close; (vi) the impact of the COVID-19 pandemic on Global Hydrogen’s business and/or the ability of the parties to complete the proposed Business Combination; (vii) the inability to maintain the listing of Dune’s shares on the Nasdaq Stock Market following the proposed Business Combination; (viii) the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the proposed Business Combination; (ix) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of Global Hydrogen to grow and manage growth profitably, sell and expand its product and service offerings, implement its growth strategy and retain its key employees; (x) risks relating to Global Hydrogen’s operations and business, including the combined company’s ability to raise financing, hire employees, secure supplier, customer and other commercial contracts, obtain licenses and information technology and protect itself against cybersecurity risks; (xi) intense competition and competitive pressures from other companies worldwide in the industries in which the combined company will operate; (xii) litigation and the ability to adequately protect the combined company’s intellectual property rights; (xiii) costs related to the proposed Business Combination; (xiv) changes in applicable laws or regulations; and (xv) the possibility that Global Hydrogen or Dune may be adversely affected by other economic, business and/or competitive factors. The foregoing list of factors is not exhaustive, and there may be additional risks that neither Dune nor Global Hydrogen presently know or that Dune and Global Hydrogen currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Additional information concerning certain of these and other risk factors is contained in Dune’s most recent filings with the SEC, including Dune’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and in those documents that Dune has filed, or will file, with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained herein. In addition, forward-looking statements reflect Dune’s and Global Hydrogen’s expectations, plans or forecasts of future events and views as of the date of this press release. Dune and Global Hydrogen anticipate that subsequent events and developments will cause Dune’s and Global Hydrogen’s assessments to change. All subsequent written and oral forward-looking statements concerning Dune and Global Hydrogen, the Transactions or other matters attributable to Dune, Global Hydrogen or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. While Dune and Global Hydrogen may elect to update these forward-looking statements at some point in the future, each of Dune or Global Hydrogen expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in their expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Dune’s and Global Hydrogen’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts

Dune Acquisition Corporation

ir@duneacq.com

(917) 742-1904

Global Hydrogen Energy LLC

ir@globalhydrogen.co

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